Exhibit 3.1

CERTIFICATE OF INCORPORATION

ON RE-REGISTRATION OF PRIVATE COMPANY

AS A PUBLIC COMPANY

Company No. 3842976

The Registrar of Companies for England and Wales hereby certifies that

BRITANNIA BULK PLC

formerly registered as a private company has this day been re-registered under the Companies Act 1985 as a public company and that the company is limited.

Given at Companies House, London, the 10th August 2004

/s/ Harry Smith
HARRY SMITH
For The Registrar Of Companies